STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 27, 2022, is entered into by and among Beyond Commerce, Inc. a Nevada corporation (the “Buyer”), Electric Built, Inc., a California corporation (the “Company”), and Remo Weber, the sole stockholder of the Company (the "Seller"). Each of the foregoing may be referred to hereinafter as a “Party” and, collectively, as the (“Parties”).

RECITALS

WHEREAS, the Company is in the business of producing electric vehicles for commercial use (the “Business”);

WHEREAS, the capitalization of the Company consists of 1,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the Seller owns all of the issued and outstanding shares of Common Stock (the "Shares"); and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares, representing one hundred percent (100%) of the issued and outstanding equity of the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Capitalized terms used throughout this Agreement shall have the respective meanings then ascribed to them; the following terms when used throughout this Agreement shall have the meanings ascribed to them below in this ARTICLE I:

"ACE Parking Agreement” has the meaning set forth in Schedule 6.12)

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Documents" means the Employment Agreement, the Option Agreement (as hereinafter defined in Subsection 3.02(b)(iii)) and any other documents as may be reasonably requested by the Buyer to be delivered by the Seller at the Closing.

“Business” has the meaning set forth in the Recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Nevada are authorized or required by Law to be closed for business.

"Code" means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

"Company Intellectual Property" means all Intellectual Property that is owned by the Company.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Company IT Systems" means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral (individually, each of the foregoing may be referred to hereinafter as a “Contract’).

"Disclosure Schedules" means the Disclosure Schedules delivered by the Seller and the Buyer concurrently with the execution and delivery of this Agreement.

“Dodge ProMaster Chassis” has the meaning set forth in Schedules 6.12.

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the

Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Independent Accountant" means an accountant or accounting firm not previously associated with the Buyer, the Seller or the Company and is selected by the Buyer as set forth in Section 7.01(c).

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Licensed Intellectual Property" means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including the Seller and any of his Affiliates.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Company: or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Maxwell Pricing Incentive Plan Agreement” has the meaning set forth in Schedule 6.12.

“Organizational Documents” means (a) the articles or certificate of incorporation of a corporation; (b) the bylaws of a corporation; (c) the certificate of formation and limited liability company agreement, operating agreement or like agreement of a limited liability company; (d) the partnership agreement and any statement of partnership of a general partnership; (e) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (f) any charter or agreement or similar document adopted or filed in connection with the creation formation or organization of a Person; and (g) any amendment to or restatement of any of the foregoing.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Shares” has the meaning set forth in the Recitals.

“Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Expenses" means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“WMI Code” has the meaning set forth in Schedule 6.12.

ARTICLE II
PURCHASE AND SALE

Section 2.01Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the outstanding shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02 below.

Section 2.02Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be paid to the Seller as follows:

(a)the Buyer has deposited an aggregate of Fifty Thousand Dollars ($50,000) of the Purchase Price in shares of its common stock, par value $0.001 per share (the “Buyer Common Stock”) into an account in the name of and for the benefit of the Seller with Colonial Stock Transfer Company (the “Escrow Agent”) to be held in escrow pending release thereof to the Seller at Closing or return thereof to the Buyer as hereinafter set forth: (i) in the event that the Closing has not occurred on or prior to the

Termination Date, the shares of Buyer Common Stock being held in escrow with the Escrow Agent shall be released by the Escrow Agent and returned to the Buyer; or (ii) should the Closing occur on or prior to the Closing Date as provided in this Agreement, the escrowed shares of Buyer Common Stock shall be released by the Escrow Agent to the Seller as part of the Purchase Price to be paid at Closing; and

(b)the Buyer shall issue to the Seller at Closing an aggregate of Nine Hundred Fifty Thousand Dollars ($950,000) of the Purchase Price (the “Balance Amount”) in shares of Buyer Common Stock. The number of shares of Buyer Common Stock to be issued to the Seller at Closing pursuant to this Subsection 2.02(b) shall be determined by dividing the Balance Amount by the average of the last trading prices at which the Buyer Common Stock traded in the OTC Market over the five (5) business days immediately preceding the Closing Date.

The Seller hereby expressly agrees that should the Closing not occur on or prior to the Termination Date, the Seller shall promptly, but in any event within three (3) Business Days of the Termination Date, and without reservation, instruct the Transfer Agent to release, surrender and return the escrowed shares of Buyer Common Stock to the Buyer as contemplated by Subsection 2.02(a)(i).

ARTICLE III
CLOSING

Section 3.01Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held on September 20, 2022 at  3:00 p.m. (Eastern Time) or at such other time or on such other date as the Seller and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"), but no later than five (5) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format. The Closing shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

Section 3.02Transactions at Closing. At the Closing:

(a)the Buyer shall deliver to the Seller:

(i)stock certificates evidencing the Buyer Common Stock issuable pursuant to Section 2.02 above (including those shares of Buyer Common Stock held in escrow with the Escrow Agent);

(ii)an Employment Agreement between the Company and the Seller, substantially in the form attached hereto as Exhibit A and approved by the Buyer, duly executed by each of the Company and the Seller (the “Employment Agreement”); and

(iii)all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(b)the Seller shall deliver to the Buyer:

(i)stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)the Employment Agreement duly executed by the Seller;

(iii)an Agreement, substantially in the form attached hereto as Exhibit B (the “Option Agreement”) duly executed by Electrogistics, Inc., a Nevada corporation wholly-owned by Seller (“Electrogistics”), pursuant to which the Buyer shall have been granted the right (“Option”) to acquire any and all of the assets of Electrogistics;

(iv)a Vehicle Lease Agreement, substantially in the form attached hereto as Exhibit C duly executed by the Company and Green Equity Holdings providing for the lease of vehicles for use in connection with the ACE Parking Agreement; and

(v)all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 3.03Withholding Tax. The Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Company and the Seller represent and warrant to the Buyer that:

Section 4.01Authority of Seller. The Seller is an individual resident of the State of Nevada. The Seller has the absolute and unrestricted right, power, authority and capacity to enter into this Agreement and the Ancillary Documents to which the Seller is a party, to carry out his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against him in accordance with the terms hereof. When the Ancillary Documents to which the Seller is or will be party have been executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), the same will constitute the legal and binding obligations of the Seller enforceable against him in accordance with the terms thereof.

Section 4.02Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company has the full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.02 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, trade or other name, other than its name set forth in the Recitals to this Agreement. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 4.03Capitalization.

(a)The authorized capital stock of the Company consists of one million (1,000,000) shares of Common Stock, par value $0.001 per share, of which 100 shares are issued and outstanding, and are all owned by the Seller. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Buyer will still own all of the Shares, free and clear of all Encumbrances. Seller is also the sole owner of all of the issued and outstanding capital stock of Electrogistics and owns all of such shares of capital stock free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Seller will still be the sole owner of all of the issued and outstanding capital stock of Electrogistics, with full right, title and interest to cause the sale of the assets of Electrogistics to the Buyer upon exercise, if any, of the Option by the Buyer pursuant to the terms of the Option Agreement.

(b)All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.04No Subsidiaries. The Company does not have any subsidiaries nor does the Company own, or have any interest in, any shares or have any ownership interest in any other Person.

Section 4.05No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller or the Company is a party or by which the Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.06Tax Returns; Lack of Financial Statements. The Company has not prepared or caused to be prepared since its inception any financial statements. The Company has provided the Buyer complete and correct copies of the federal income tax returns filed by it for the years ending December 31, 2019, 2020 and 2021 (together with the Company’s state and local tax returns, the “Tax Returns”).  The

Tax Returns have been prepared in accordance with sound accounting and reporting principles based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. To the extent required by applicable Law, the Company has duly filed all Tax Returns and reports required to be filed by it and all federal, state or local taxes have been paid, withheld, or reserved for in accordance with applicable Law.

Section 4.07No Undisclosed Liabilities. Other than as set forth on Schedule 4.07, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or un-asserted, known or unknown, absolute or contingent, accrued or un-accrued, matured or un-matured or otherwise ("Liabilities"), except for Liabilities which have been disclosed to the Buyer, have been incurred in the ordinary course of business, and which are not, individually or in the aggregate, material in amount.

Section 4.08Absence of Certain Changes, Events and Conditions. Since December 31, 2021, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)amendment of the Organizational Documents;

(c)split, combination or reclassification of any shares of the Company’s capital stock;

(d)issuance, sale or other disposition of any of the Company’s capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of its capital stock;

(f)material change in any method of accounting or accounting practice of the Company;

(g)material change in the Company's cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)entry into any Contract that would constitute a Material Contract;

(i)incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)transfer, assignment, sale or other disposition of any of the assets of the Company or cancellation of any debts or entitlements;

(k)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)any capital investment in, or any loan to, any other Person;

(o)acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)any material capital expenditures;

(q)imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $1,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $1,000, individually (in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer in respect of any Post-Closing Tax Period; or

(aa)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09Material Contracts.

(a)Schedule 4.09 lists each Contract to which the Company is a party and which is material to the operation or the value of the Business, the loss of which would have a Material Adverse Effect (each, a "Material Contract"). Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to the Buyer.

Section 4.10Title to Assets; Condition and Sufficiency. Except as described on Schedule 4.10, the Company owns and has good and marketable title to all of its assets, free and clear of all pledges, claims, assessments, mortgages, liens (including federal, state or local tax liens), security interests and other encumbrances. The Company’s assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Company’s assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.11Intellectual Property.

(a)Schedule 4.11(a) contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company's business as currently conducted and as proposed to be conducted.

(b)Schedule 4.11(b) contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company's ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. The Seller has provided the Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor: (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Seller has provided the Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company's ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)None of the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Seller has provided the Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigations, citations, summons, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Actions”) (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither the Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)Schedule 4.11(h) contains a correct, current, and complete list of all social media accounts used in the Company's business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, "Platform Agreements"). There are no Actions, whether settled, pending, or threatened, alleging any: (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)All Company IT Systems are in good working condition and are sufficient for the operation of the Company's business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. In the past three (3) years, the Company has not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12Inventory. All inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.13Accounts Receivable. All of the Company’s accounts receivable: (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within 30 days after billing.

Section 4.14Customers, Vendors and Suppliers. Schedule 4.14 contains a current, complete and accurate list of all of the Company’s customers, vendors and suppliers. As of the date of this Agreement, the Company has not received any notice, and has no reason to believe, that any of its customers, vendors or suppliers has ceased, or intends to cease after the Closing, doing business with the Company, to use the Company’s goods or services, or to otherwise terminate or materially reduce its relationship with the Company

Section 4.15Insurance. Schedule 4.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates, if any (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to the Buyer. All of the Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All of the Insurance Policies: (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.16Legal Proceedings; Governmental Orders. Except as set forth on Schedule 4.16, there are no Actions pending or threatened: (a) against or by the Company affecting any of its properties or assets (or by or against the Seller or any Affiliate of the Seller and relating to the Company); or (b) against or by the Company, the Seller or any Affiliate of the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.17Compliance with Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. All Permits required or necessary for the Company to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.17 lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth of Schedule 4.17.

Section 4.18Environmental Matters.

(a)The Company is currently and has been in compliance with all Environmental Laws and has not, and nor has the Seller, received from any Person any notice or claim, or written request for information pursuant to any Environmental Law.

(b)The premises on which the Business is conducted, including land, surface water, ground water, and any improvements (the “Premises”) is free of all environmental contamination in violation of applicable Environmental Law including: (i) any Hazardous Materials; and (ii) any substance the presence of which on the Premises is regulated or prohibited by any law (except in compliance with such applicable law).  The Company has not used any Hazardous Materials on, from or affecting the Premises in any manner that violates any applicable law, and to the best of the Company’s and the Seller’s knowledge, after due and diligent inquiry, no prior owner or occupant of the Premises used any such substances on, from, or affecting the Premises in any manner which violates any applicable law.  Without limiting the generality of the foregoing in any respect, the Premises do not have any actual, alleged or perceived health issues applicable to any portion of the Premises to the best of the Company and the Seller’s knowledge, after due and diligent inquiry.

Section 4.19Employee Benefit Matters. The Company has no employee benefit plans which are defined benefit plans within the meaning of the Code. The Company is in compliance in all material respects with all applicable Laws and regulations in the performance of its duties and obligations with respect to any and all benefits it affords to its employees.

Section 4.20Employment Matters.  The Company has no employees other than the Seller. The Company has no written or oral agreements of employment with any Person who provides services to the Company which are not terminable at will. The Company is not a party to any union, collective bargaining, or other similar agreement relating to employment of any Person.

Section 4.21Taxes.

(a)All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)Schedule 4.21(e) sets forth:

(i)the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)those years for which examinations by the taxing authorities have been completed; and

(iii)those taxable years for which examinations by taxing authorities are presently being conducted.

(f)All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h)The Seller has delivered to the Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2021.

(i)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the

Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)a prepaid amount received on or before the Closing Date;

(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)any election under Section 108(i) of the Code.

(n)The Seller is not a "foreign person" nor is the Company a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(p)The Company is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)Schedule 4.21(r) sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.22Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.23Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Seller.

Section 4.24Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.25Securities Laws. The Seller makes the following investment representations and warranties to the Buyer:

(a)The Seller understands and acknowledges that this Agreement is made with Seller in reliance upon the Seller’s representation to the Buyer, which by execution of this Agreement, the Seller hereby confirms, that the Buyer Common Stock to be issued to the Seller hereunder is being acquired by the Seller for investment purposes only for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that he does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller represents that he does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to the Buyer Common Stock.

(b)The Seller understands that issuance of the Buyer Common Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) on the ground that the sale provided for in this Agreement and the issuance of the same hereunder is exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder or another exemption from registration under the Securities Act and applicable state securities laws.

(c)The Seller believes that he has received all the information he considers necessary or appropriate for deciding whether to acquire the Buyer Common Stock. The Seller further represents that he has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the acquisition of the Buyer Common Stock and the business, properties, prospects, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Seller or to which he had access.

(d)The Seller confirms that he has the knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of acquisition of the Buyer Common Stock and of making an informed investment decision and understands that (i) investment in and acquisition of the Buyer Common Stock is suitable only for an investor who is able to bear the economic consequences of losing his entire investment, (ii) the acquisition of the Buyer Common Stock to be received by the Seller hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Buyer Common Stock, and accordingly, it may not be possible for Seller to liquidate his investment in case of emergency.

(e)The Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(f)The Seller understands that a limited market currently exists for the resale of the Buyer Common Stock and it may not be possible to sell the Buyer Common Stock outside of the sale of all of the stock or assets of the Buyer. The Buyer has no present intention of undertaking any such sale and no assurance can be given that any such sale will occur in the near-term future or at all.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01Organization and Authority of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which the Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. When each Ancillary Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 5.02No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03Investment Purpose. The Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer.

Section 5.05Legal Proceedings. Except as set forth on Schedule 5.05, there are no Actions pending or, to the Buyer's knowledge, threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. For purposes hereof, the phrase “ordinary course of business” means the customary business operations and processes of the Company during the twelve-month period before and ending on May 31, 2022.

Section 6.02Access to Information. From the date hereof until the Closing, the Seller shall, and shall cause the Company to: (a) afford the Buyer and its Representatives full and free access to and the right to inspect all of the property, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Company as the Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller and the Company to cooperate with the Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.

Section 6.03No Solicitation of Other Bids.

(a)The Seller shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of their (or its) Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning: (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets. The Seller shall promptly, but in no event more than three (3) days following receipt, notify the Buyer of the occurrence of any and all Acquisition Proposals.

(b)The Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

Section 6.04Notice of Certain Events.

(a)From the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or threatened against, relating to or involving or otherwise affecting the Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)The Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05Confidentiality. From and after the Closing, the Seller shall, and shall cause his Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Seller can show that such information: (a) is generally available to and known by the public through no fault of the Seller, any of his Affiliates or their respective Representatives; or (b) is lawfully acquired by the Seller, any of the Seller’s Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of the Seller’s Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller (for and on behalf of his respective Affiliates and Representatives, as the case may be) shall promptly notify the Buyer in writing and shall disclose only that portion of such information which the Seller, his Affiliate or his Representative is advised by its counsel in writing is legally required to be disclosed, provided that, the Seller shall, in all instances, for themselves and their Affiliates and Representatives, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06Non-Competition; Non-Solicitation.

(a)Except as set forth on Schedule 6.06(a), for a period of two (2) years commencing on the Closing Date, or such longer period as may be provided under the Consulting Agreements (the "Restricted Period"), the Seller shall not, and shall not permit any of his Affiliates or Representatives to, directly or indirectly: (i) engage in or assist others in commencing or engaging in a business that is the same or substantially similar to the Business (the “Restricted Business”) in the United States (“Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company.

(b)During the Restricted Period, the Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)During the Restricted Period, the Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)The Seller acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)The Seller acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07Governmental Approvals and Consents.

(a)Each Party shall, as promptly as possible: (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of his or its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of his or its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other party and his or its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)The Seller and the Buyer shall use reasonable best efforts to give all notices to, and obtain all consents, if any, from all third parties as may hereinafter become required.

(c)Without limiting the generality of the Parties' undertakings pursuant to Subsections 6.07(a) and 6.07(b) above, each of the Parties shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Seller shall, subsequent to the Closing, cooperate with the Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use his best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, the Buyer or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, the Buyer shall retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and, upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII.

(b)In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of two (2) years following the Closing, the Seller shall retain any books and records (including personnel files) remaining in their possession of or relating to the Company and its operations for periods prior to the Closing; and, upon reasonable notice, afford the Representatives of the Buyer or the Company reasonable access (including the right to make, at the Buyer's expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII.

Section 6.09Closing Conditions From the date hereof until the Closing, each Party shall, and the Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 6.10Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11Ownership and Operation of Electrogistics. From the date hereof until the Closing, the Seller shall, and shall cause Electrogistics to: (a) conduct Electrogistics’ business in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, assets, business and franchise of Electrogistics and to preserve the rights, franchises, goodwill and relationships of Electrogistics’ employees, customers, lenders, suppliers, regulators and others having business relationships with Electrogistics. For purposes hereof, the phrase “ordinary course of business” means the customary business operations and processes of Electrogistics during the twelve-month period before and ending on May 31, 2022. The Seller shall promptly notify the Buyer should any event of the nature set forth in Section 4.08 occur regarding Electrogistics or the assets described in Section 6.12 below.

Section 6.12Transfer of Certain Assets to the Company. The Seller shall have caused the items listed on Schedule 6.12 to have been assigned, transferred and conveyed to the Company prior to Closing such that such items will be among the assets owned by the Company prior to Closing.

Section 6.13Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
TAX MATTERS

Section 7.01Tax Covenants.

(a)Without the prior written consent of the Buyer, the Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period. The Seller agrees that the Buyer is to have no liability for any Tax resulting from any action of the Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless the Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due. The Seller shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

(c)The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Seller (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return, the Seller shall, within five (5) Business Days after delivery of such Tax Return, notify the Buyer in writing that he so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Buyer and the Seller are unable to reach such agreement within ten (10) Business Days after receipt by the Buyer of such notice, the disputed items shall be resolved by an Independent Accountant selected by the Buyer for the purpose of resolution of this matter. Any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 15 Business Days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

Section 7.02Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, the Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03Tax Indemnification. The Seller shall, jointly and severally, indemnify the Company, the Buyer, and each Buyer Indemnitee and hold them harmless from and against: (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. The Seller shall reimburse the Buyer for any Taxes of the Company that are the responsibility of the Seller pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by the Buyer or the Company.

Section 7.04Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital or net worth; (ii) imposed in connection with the sale, transfer or assignment of property; or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05Contests. The Buyer agrees to give written notice to the Seller of the receipt of any written notice by the Company, the Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Buyer pursuant to this ARTICLE VII (a "Tax Claim"); provided, that, failure to comply with this provision shall not affect the Buyer's right to indemnification hereunder. The Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Buyer shall obtain the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Seller shall be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Seller.

Section 7.06Cooperation and Exchange of Information. The Seller and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Seller or the Buyer shall provide one another with reasonable written notice and offer one another the opportunity to take custody of such materials.

Section 7.07Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 7.08Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.21 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 7.09Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)The Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and the Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to the Buyer and the Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the Buyer’s completion, to its reasonable satisfaction, of its due diligence investigation of the Company and to the fulfillment (or the Buyer's waiver), at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of the Seller contained in Sections 4.01, 4.02, 4.03, 4.04, 4.06, 4.08 and 4.24, the representations and warranties of the Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Seller contained in Sections 4.01, 4.02, 4.03, 4.044.06, 4.08 and 4.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No Action shall have been commenced against the Buyer, the Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)All approvals, consents and waivers, if any, that are required or become necessary hereafter shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer.

(g)The Seller shall have delivered to the Buyer a good standing certificate (or its equivalent) for the Company issued by the Secretary of State of California or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and each jurisdiction in which the Company is registered to do business.

(h)The Seller shall have delivered to the Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) evidencing that the Seller is a foreign person within the meaning of Section 1445 of the Code.

(i)The Seller shall have delivered, or caused to be delivered, to the Buyer stock certificates evidencing their respective Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(j)The Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(k)The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company and the Seller, as the sole stockholders of the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l)The Seller shall have delivered to the Buyer such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)The Buyer shall have been granted the Option under the Option Agreement to acquire the assets of Electrogistics as contemplated under Subsection 3.02(b)(iii).

(n)The Company shall have obtained, free and clear of any Encumbrances, all right, title and interest in and to the Dodge ProMaster Chassis.

(o)The Company shall still be a party to the White Label Agreement and the Maxwell Pricing Incentive Plan Agreement and each such agreement shall still be in full force and effect.

(p)The Company shall become a party to the Ace Parking Agreement and such agreement shall still be in full force and effect.

(q)The Company shall still own, free and clear of any Encumbrances, the WMI Code and the WMI Code shall still be authorized and in full force and effect.

Section 8.03Conditions to Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or the Seller's waiver), at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of the Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of the Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Buyer contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)All approvals, consents and waivers, if any, that are required or become necessary hereafter shall have been received, and executed counterparts thereof shall have been delivered to the Seller at or prior to the Closing.

(e)The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Seller.

(f)The Buyer shall have delivered the Cash Payments to the Seller as provided in Section 2.02.

(g)The Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(h)The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j) The Buyer shall have delivered to the Seller such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)The Seller shall be appointed to serve as a member of the Board of Directors of the Buyer following Closing, effective as of Closing on the Closing Date.

ARTICLE IX
INDEMNIFICATION

Section 9.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.21 which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in: (a) Section 4.01, Section 4.02, Section 4.03, Section 4.23, Section 5.01 and Section 5.04 shall survive indefinitely; and (b) Section 4.18 shall survive for a period of three (3) years after the Closing. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE IX, the Seller indemnify and defend each of the Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (“Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement (other than in respect of Section 4.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VIII); or

(c)any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price.

Section 9.03Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE IX, the Buyer shall indemnify and defend the Seller and his Affiliates and Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).

Section 9.04Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)The Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $10,000 (the "Basket"), in which event the Seller shall be required to pay and be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 9.02(a) shall not exceed $50,000 (the "Cap").

(b)The Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event the Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c)Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.03, Section 4.18, Section 4.19, Section 4.23, Section 5.01 and Section 5.04.

(d)Notwithstanding anything to the contrary contained herein, the amount of any damages for which indemnification is provided under this Agreement shall exclude consequential damages, lost profits and punitive damages except to the extent that any consequential damages, lost profits and punitive damages are (i) components of awards by claims from third parties or (ii) arise out of or are related to fraud or knowing misrepresentation.

(e)For purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05Indemnification Procedures. The Party making a claim under this ARTICLE IX is referred to herein as the "Indemnified Party," and the Party against whom such claims are asserted under this ARTICLE IX is referred to herein as the "Indemnifying Party.”

(a)Claims for Indemnity. Whenever any claim shall arise for indemnification under this ARTICLE IX, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim by a person or entity that is not a party to this Agreement (“Third-Party Claim”), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  The failure to give such notice shall not relieve the Indemnifying Party from any obligation under this ARTICLE IX except where such failure prejudices the defense of a Third-Party Claim.

(b)Settlement of Third-Party Claims. With respect to any Third-Party Claim, the Indemnifying Party will undertake the defense thereof by counsel of its own choosing. The Indemnified Party shall have the right to participate in any such defense of a Third-Party Claim with advisory counsel of its own choosing at its own expense, and Indemnified Party shall cooperate with the Indemnifying Party in the defense of the Third-Party Claim.  Without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, the Indemnifying Party will not settle or compromise any Third-Party Claim which does not include as an unconditional term thereof the giving by the claimant to Indemnified Party an unconditional release from all liability in respect of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall have the right to dispute the issue of whether it is obligated under this Agreement to indemnify the Indemnified Party with respect to any particular Third-Party Claim, and in any such dispute, the prevailing party shall be entitled to recover, in addition to all other relief obtained, its costs, expenses, and fees, including reasonable attorneys' fees, incurred with respect thereto.

(c)Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 9.06Payments.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 8.0%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 9.07Exclusive Remedies. Subject to Section 6.03(c), Section 6.06(e) and Section 11.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that he or it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this Section 9.07 shall limit any

Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE X
TERMINATION

Section 10.01Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the written consent of the Seller and the Buyer;

(b)by the Buyer by written notice to the Seller if:

(i)the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Seller within ten (10) days of the Seller’s receipt of written notice of such breach from the Buyer;

(ii)any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by earlier of September 20, 2022 (the “Termination Date”), unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)the results of the Buyer’s due diligence investigation of the Company are not reasonably satisfactory to the Buyer;

(c)by the Seller by written notice to the Buyer if:

(i)the Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Buyer within ten (10) days of the Buyer's receipt of written notice of such breach from the Seller; or

(ii)any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by the Buyer or the Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except as set forth in:

(a)this ARTICLE X and Section 6.05 and ARTICLE XI hereof; and

(b)Section 2.02 as the same relates to the release and return of the escrowed shares of Buyer Common Stock to the Buyer.

Notwithstanding anything set forth in this Agreement to the contrary, nothing set forth in this ARTICLE X shall relieve any Party from liability for any willful breach of any provision of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Seller:	Remo Weber 6445 S. Tenaya Way #110 Las Vegas, NV 89113 E-mail: remo@electricbuilt.com
with a copy to:	Mark E. Brenner 2625 Townsgate Rd. Ste 330 Westlake Village, CA 91361 E-mail: mebrenner@gmail.com Attention: Mark Brenner, Esq.
If to the Company:	Electric Built, Inc. 636 S. La Brea Avenue, Suite 8 Inglewood, California 90301 Attn: Remo Weber E-mail: remo@electricbuilt.com

with a copy to:	Mark E. Brenner 2625 Townsgate Rd. Ste 330 Westlake Village, CA 91361 E-mail: mebrenner@gmail.com Attention: Mark Brenner, Esq.
If to the Buyer:	Beyond Commerce, Inc. 3773 Howard Hughes Pkwy, Suite 500 Las Vegas, Nevada 89169 Attention: Geordan Pursglove E-mail: geordan.pursglove@beyondcommerceinc.com
with a copy to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830 Attention: Scott Linsky, Esq. E-mail: slinsky@lucbro.com

Section 11.03Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation;" (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06Entire Agreement. This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 11.07Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted heirs and assigns. The Seller may not assign his rights or obligations hereunder without the prior written consent of the Buyer. In no event shall any assignment relieve the assigning Party of any of its obligations under this Agreement.

Section 11.08No Third-party Beneficiaries. Except as provided in Section 7.03 and ARTICLE IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted heirs and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR [ANCILLARY DOCUMENTS] IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER: BEYOND COMMERCE, INC.
By: ____________________________________ Geordan Pursglove, Chief Executive Officer
COMPANY: ELECTRIC BUILT, INC.
By: _________________________________ Remo Weber, Chief Executive Officer

SOLE STOCKHOLLDER:
_____________________________________ Remo Weber

EXHIBIT A

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT B

FORM OF OPTION AGREEMENT

EXHIBIT C

FORM OF VEHICLE LEASE AGREEMENT